Exhibit 99.1: Peoples Financial Corporation Press Release Dated September 23, 2015

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION COMPLETES

AUCTION OF REAL ESTATE PROPERTIES

BILOXI, MS (September 23, 2015)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, recently concluded the auction of numerous Other Real Estate properties, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

Results of the auction included the sale of 18 real estate parcels from the company’s Other Real Estate (“ORE”) portfolio with a carrying value of $1,768,112 for a net loss of $857,815. “The sale of these properties represents 15% of our ORE outstanding balance at June 30, 2015,” said Swetman. “Auction results are in line with management’s expectations and we continue to pursue additional post-auction inquiries. We are pleased with our progress toward improving asset quality and our long-term financial performance.”

During 2015, the company has acquired 24 parcels through foreclosure with a carrying value of $7,278,605 and disposed of a total of 35 parcels with a carrying value of $3,614,418. ORE as of September 22, 2015 was $10,900,146.

As of June 30, 2015, the Company’s primary capital ratio was 14.99% compared to 14.88% at the end of the same period in 2014.

Founded in 1896, with $680 million in assets as of June 30, 2015, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.